CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
InterAmerican Acquisition Group Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment
No. 7 to the Registration Statement on Form S-1 of our report dated June 7,
2006, except for the third and seventh paragraph of Note 1 and Note 2, as to which the date is May 26, 2006, Note 5, as to which the date is May 27, 2006, and the third paragraph of Note 6, as to which the date is June 2, 2006, on the financial statements of InterAmerican Acquisition Group Inc. as of December 31,
2005 and February 28, 2006 and for the periods from May 10, 2005 (inception) to
December 31, 2005, January 1, 2006 to February 28, 2006, and the cumulative period from May 10, 2005 (inception) to February 28, 2006, which appears in such
Prospectus. We also consent to the reference to our Firm under the caption
"Experts" in such Prospectus.

/s/ GOLDSTEIN GOLUB KESSLER

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 5, 2006